FOR IMMEDIATE RELEASE

Norfolk Southern reports third-quarter 2016 results

•	Diluted earnings per share were $1.55.

•	Operating ratio improved to 67.5 percent, reflecting a 10 percent reduction in operating expenses coupled with a 7 percent decline in operating revenues.

NORFOLK, Va., Oct. 26, 2016 – Norfolk Southern Corporation (NYSE: NSC) today reported financial results for third-quarter 2016. Net income was $460 million, 2 percent higher compared with $452 million during the same period of 2015. Diluted earnings per share were $1.55, 4 percent higher compared with $1.49 per diluted share earned in the third quarter last year.

“Our continued focus on efficiency and asset utilization, balanced with our commitment to customer service, drove an operating ratio of 67.5 percent for the quarter and a record 68.7 percent for the first nine months, setting us well on the way to achieving productivity savings of about $250 million and an operating ratio below 70 percent for the year -- even in the face of economic headwinds,” said Chairman, President and CEO James A. Squires. “As we move forward, we are well positioned for growth opportunities longer term and confident in our ability to drive shareholder value.”

Third-quarter summary

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Railway operating revenues were $2.5 billion, down 7 percent compared with third-quarter 2015, due to reduced volumes and lower fuel surcharge revenues. Overall volume declined 4 percent to 1.9 million units for the quarter.

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General merchandise revenues were $1.6 billion, 4 percent lower than the same period last year. Volume declined 4 percent, due to fewer crude oil, vehicles, pulpboard, and feed market shipments. The five merchandise commodity groups reported the following year-over-year revenue results:

o	Chemicals: $408 million, down 10 percent

o	Agriculture: $380 million, even

o	Metals/Construction: $337 million, up 2 percent

o	Automotive: $236 million, down 4 percent

o	Paper/Forest: $191 million, down 6 percent

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Intermodal revenues were $575 million, 7 percent lower compared with third-quarter 2015. Volume declined one percent due to lower Triple Crown Services volume, a result of last year’s restructuring. Domestic volume, excluding Triple Crown Services, and International volume were up 8 percent and one percent, respectively.

•	Coal revenues were $397 million, 18 percent lower compared with the same quarter last year. Above-normal stockpiles and low natural gas prices combined to decrease volume by 15 percent.

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Railway operating expenses declined 10 percent to $1.7 billion, primarily due to targeted expense reduction initiatives, reduced fuel expenses, the absence of last year’s restructuring costs and gains from the disposition of operating property. These decreases were partially offset by higher incentive compensation expense related to improved operating results.

•	Income from railway operations was $820 million, flat compared with third-quarter 2015.

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The composite service metric, which measures train performance, terminal operations, and operating plan adherence, improved 8 percent in the quarter, and 14 percent for the first nine months, compared with the same periods last year.

•	The railway operating ratio, or operating expenses as a percentage of revenue, was 67.5 percent, a 220 basis point improvement compared with 69.7 percent in the third quarter of last year.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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